UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     August 26, 2003

HAYNES INTERNATIONAL, INC.
 (Exact name of the registrant as specified in its charter)

Delaware	33-32617	06-1185400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principle executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (765) 456-6000

Item 5.    Other Events and Regulation FD Disclosure.

        On August 26, 2003, Haynes International, Inc. (the “Company”) entered into Amendment No. 4 to Credit Agreement (the “Amendment”) by and among the Company, the financial institutions party to the Credit Agreement dated as of November 22, 1999 (the “Credit Agreement”), and Fleet Capital Corporation, in its capacity as administrative agent. The Amendment will be effective from August 26, 2003 through January 31, 2004. The Amendment requires that the Company not permit the average daily Revolving Credit Availability (as defined in the Credit Agreement) for the thirty-day period preceding any day on which the Company makes an interest payment on the 11 5/8% Senior Notes due 2004 to be less than $4.5 million, after giving effect to the amount of the applicable interest payment. Also, beginning on August 26, 2003, and ending on January 31, 2004, the FCCR (as defined in the Credit Agreement) must be at least 0.65 to 1.0 instead of at least 0.75 to 1.0. If the FCCR falls below this limit, the Company will be in default of the Working Capital Credit Agreement.

Item 7.    Financial Statements and Exhibits.

        The following exhibits are filed as a part of this report:

        (a)        Not applicable.

        (b)        Not applicable.

        (c)        Exhibits

                    10.1        Amendment No. 4 to Credit Agreement by and among Haynes International, Inc., the financial institutions party to the Credit Agreement dated as of November 22, 1999, and Fleet Capital Corporation, in its capacity as administrative agent.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2003	Haynes International, Inc. By: /s/ Calvin S. McKay Calvin S. McKay Chief Financial Officer